PRESS RELEASE

Contacts:
Sean Riley	Jeff Hardison
MathStar, Inc.	McClenahan Bruer
info@mathstar.com	jeff@mcbru.com
503.726.5500	503.546.1000

John Taylor
LG Electronics USA, Inc.
jtaylor@lge.com
847.941.8181

FOR IMMEDIATE RELEASE

MathStar, Inc. Completes Transcoder Subsystem for LG Electronics

HILLSBORO, Ore., February 5, 2008 - MathStar, Inc. (Nasdaq:MATH), a fabless semiconductor company specializing in high-performance programmable logic, has completed its portion of the development of the MPEG4 to MPEG2 transcoder system built by LG Electronics, the companies announced today. Designed around MathStar’s latest Arrix™ family of field programmable object array (FPOA) semiconductor chips, the transcoder system is designed for use in the lodging and hospitality industry and specifically eases the migration to H.264 MPEG4 high-definition video technology.

“MathStar is proud to complete our development work on this important project, and we are pleased that LG Electronics will now be able to move forward with shipment of production units,” said Doug Pihl, CEO of MathStar. “We worked closely with the engineers at LG and with our Certified Design Center partner Adaptive Micro-Ware to deliver a high-quality transcoder system on an aggressive development schedule. The result shows that the FPOA is an excellent choice for demanding, high-definition video processing.”

Richard M. Lewis, senior vice president, technology and research, for LG’s U.S. R&D subsidiary, said, “MathStar and Adaptive Micro-Ware demonstrated that they have broad video application expertise. Along with MathStar’s leading FPOA technology, their ability to solve problems at the system level helped us get to market quickly with a compelling transcoder product.”

Customers of LG Electronics began evaluation trials of the transcoders during the fourth quarter of 2007. The LG Electronics transcoder system will be ramping into volume production over the next few months. The MathStar chipset in LG’s transcoder reformats H.264 MPEG4 satellite signals so they may be displayed on existing MPEG2 receivers.

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About MathStar, Inc.
MathStar is a fabless semiconductor company offering best in class, high-performance programmable logic solutions. MathStar's field programmable object array (FPOA) can process arithmetic and logic operations at 1 gigahertz clock rates, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

About LG Electronics USA, Inc.
LG Electronics USA, Inc., headquartered in Englewood Cliffs, N.J., is the North American subsidiary of LG Electronics, Inc., a global force in consumer electronics, home appliances and mobile communications. In the United States, LG Electronics sells a wide range of consumer electronics (digital display and digital media) products, mobile phones and digital appliances under LG’s “Life’s Good” marketing theme. LG’s Commercial Products division, based in Lincolnshire, Ill., serves the lodging, education, business, industrial, healthcare and government markets. For more information, please visit www.LGcommercial.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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